Exhibit 10.32
FIRST AMENDMENT
TO THE
eResearchTechnology, Inc.
AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN
WHEREAS, eResearchTechnology, Inc. (the “Company”) has adopted the eResearch Technology, Inc. Amended and Restated 2003 Equity Incentive Plan (the “Plan”) for the benefit of certain of its employees and directors; and
WHEREAS, the Company has reserved the right to amend the Plan at any time pursuant to Section 14 of the Plan; and
WHEREAS, the Company desires to amend the Plan to (a) clarify the circumstances under which shares of the Company common stock may be used to pay the exercise price of stock options and to satisfy tax withholding obligations arising with respect to awards made under the Plan, (b) expressly provide for the grant of Restricted Stock Units and (c) permit the initial deferral and subsequent deferral of Restricted Stock Units granted under the Plan;
NOW, THEREFORE, effective as of the date signed below, the Plan is hereby amended as follows:
1. Section 2.A. of the Plan is amended by adding the following paragraph at the end thereof:
Deferral Eligible Grantees and Outside Directors (as defined in Section 9N) may elect to defer the receipt of Restricted Stock Units (as defined in Section 8A) as provided in Section 9. The deferral provisions of Section 9 and the other provisions of the Plan relating to the deferral of Restricted Stock Units are unfunded and maintained primarily for the purpose of providing directors and a select group of management or highly compensated employees the opportunity to defer the receipt of compensation otherwise payable to such directors and eligible employees in accordance with the terms of the Plan.
2. Section 6.A(iii) of the Plan shall be amended in its entirety to read as follows:
(iii) Payment and Manner of Exercise
(a) Payment Upon Exercise of Shares. Full payment for shares purchased upon the exercise of a Stock Option shall be made pursuant to one or more of the following methods as determined by the Committee and set forth in the Grant document:
(A) In cash;
(B) By certified check payable to the order of the Company;

(C) By surrendering shares with an aggregate Fair Market Value equal to the aggregate option price; provided, however, that the option price may not be paid in shares if the Committee determines that such method of payment would result in liability under section 16(b) of the Securities Exchange Act of 1934 to a participant. Except as otherwise provided by the Committee, if payment is made in whole or in part by surrendering shares, the participant shall deliver to the Company certificates registered in the name of such participant representing shares legally and beneficially owned by such participant, free of all liens, claims and encumbrances of every kind and having a Fair Market Value on the date of delivery that is equal to or greater than the aggregate option price for the option shares subject to payment by the surrender of shares, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates. The Committee may impose such limitations and prohibitions on the use of shares to exercise an Option as it deems appropriate; or
(D) Via cashless exercise, such that subject to the other terms and conditions of the Plan, following the date of exercise, the Company shall deliver to the participant shares having a Fair Market Value, as of the date of exercise, equal to the excess, if any, of (I) the Fair Market Value of such shares on the date of exercise of the Option over (II) the sum of (1) the aggregate option price for such shares, plus (2) the applicable tax withholding amounts (as determined pursuant to Section 17) for such exercise; provided that in connection with such cashless exercise that would not result in the issuance of a whole number of shares, the Company shall withhold cash that would otherwise be payable to the participant from its regular payroll or the participant shall deliver cash or a certified check payable to the order of the Company for the balance of the option price for a whole share to the extent necessary to avoid the issuance of a fractional share or the payment of cash by the Company.
(b) Upon exercise, the Company shall deliver to the Option holder (or other person entitled to exercise the Stock Option), at the principal office of the Company, or such other place as shall be mutually agreed upon, a certificate or certificates for such shares; provided, however, that the time of delivery may be postponed by the Company for such periods as may be required for it with reasonable diligence to comply with any requirements of law; and provided further that in the event the Common Stock that is issuable upon exercise is not registered under the Securities Act of 1933, then the Company may require that the registered owner deliver an investment representation in form acceptable to the Company and its counsel, and the Company will place a legend on the certificate for such Common Stock restricting the transfer of same. There shall be no obligation or duty for the Company to register under the Securities Act of 1933 at any time the Common Stock issuable upon exercise of the Stock Option. If the option holder (or other person entitled to exercise the Stock Option) fails to accept delivery, the option holder’s payment shall be returned and the right to exercise the Stock Option with respect to such undelivered shares shall be terminated.
(c) The Committee may also, in its discretion and subject to prior notification to the Company by an option holder, permit an option holder to enter into an agreement with the Company’s transfer agent or a brokerage firm of national standing whereby the option holder will simultaneously exercise the Stock Option and sell the shares acquired thereby through the Company’s transfer agent or such brokerage firm and either the Company’s transfer agent or the brokerage firm executing the sale will remit to the Company from the proceeds of sale the exercise price of the shares as to which the Stock Option has been exercised.

(d) The Company may, at any time, offer to buy out one or more Stock Options for payment in cash, based on such terms and conditions as the Committee shall establish and communicate to the option holder at the time that such offer is made; provided that no such purchase shall be made at a price greater than the excess, if any, of the Fair Market Value of the Common Stock on the date of purchase over the option price per share for any Stock Option so purchased.
3. Section 7 of the Plan shall be deleted in its entirety.
4. Sections 8 and 9 of the Plan shall be renumbered as Sections 7 and 8 and all references to those Sections in the Plan shall be updated accordingly.
5. Section 8 of the Plan (formerly Section 9) shall be amended in its entirety to read as follows:
8. Restricted Stock and Restricted Stock Units
A. General Requirements. The Committee may issues shares of Restricted Stock and Restricted Stock Units (as hereinafter defined) upon such terms and conditions as the Committee deem appropriate under this Section 8. Restricted Stock and Restricted Stock Units shall be set forth in writing as determined from time to time by the Committee, consistent with the following provisions of this Section 8. Restricted Stock and Restricted Stock Units may be issued for consideration or for no consideration (except as required by applicable law) and subject to such restrictions as the Committee may determine. The Committee may establish conditions under which restrictions on Restricted Stock and Restricted Stock Units lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. “Restricted Stock Unit” shall mean a unit that entitles the participant, upon the Vesting Date set forth in a Grant, to receive one share of the Company’s Common Stock.
B. Number of Shares. Subject to Section 4 hereof, the Committee shall determine the number of shares of Restricted Stock and the number of Restricted Stock Units to be awarded pursuant to any Grant and the restrictions applicable to such shares.
C. Requirement of Employment or Service. If the participant ceases to be employed by, or provide service to, the Company, or if any other specified conditions are not met, any Restricted Stock or Restricted Stock Units as to which the restrictions have not then lapsed shall automatically be forfeited to the Company, and those shares of Restricted Stock that may previously have been issued shall be immediately returned to the Company. The Committee may provide for complete or partial exceptions to this requirement as it deems appropriate.

D. Restrictions on Transfer. A participant may not sell, assign, transfer, pledge or otherwise dispose of any Restricted Stock that remain subject to forfeiture in accordance with the terms of the Grant thereof except by will or in accordance with the laws of descent and distribution upon death. Each certificate representing Restricted Stock will contain a legend giving appropriate notice of the restrictions in the Grant. The participant shall be entitled to have the restrictive legend removed from a stock certificate covering Restricted Stock as to which all restrictions have lapsed. The Committee may determine that the Company will not issue certificates for Grants of Restricted Stock until all restrictions on such shares have lapsed, or that the Company will retain possession of such certificates until all restrictions on such shares have lapsed.
E. Right to Vote and To Receive Dividends. The Committee shall determine to what extent, and under what conditions, the holder of Restricted Stock shall have the right to vote such shares and the holder of Restricted Stock or Restricted Stock Units shall have the right to receive any dividends or dividend equivalents or other distributions paid with respect to shares of Restricted Stock or shares issuable with respect to Restricted Stock Units at any time that such shares remain subject to forfeiture. The Committee may determine that a participant’s entitlement to dividends or other distributions with respect to Restricted Stock or Restricted Stock Units may be subject to achievement of performance goals or other conditions.
6. A new Section 9 is added to the Plan to read in its entirety as follows:
9. Deferral Elections
A participant may elect to defer the receipt of shares that would otherwise be issuable with respect to Restricted Stock Units as to which a Vesting Date has not occurred, as provided by the Committee in the Grant consistent, however, with the provisions of this Section 9. Capitalized terms used in this Section 9 but not previously defined in the Plan shall have the meanings set forth in Section 9N.
A. Initial Election.
(i)	Election. Each participant who is an Outside Director or a Deferral Eligible Employee shall have the right to defer the receipt of some or all of the shares issuable with respect to Restricted Stock Units as to which a Vesting Date has not yet occurred, by filing an Initial Election to defer the receipt of such shares on a form provided by the Committee for this purpose.
(ii)	Deadline for Initial Election. No Initial Election to defer the receipt of shares issuable with respect to Restricted Stock Units that are not Performance-Based Compensation shall be effective unless it is filed with the Committee on or before the 30th day following the date of grant and 12 or more months in advance of the applicable Vesting Date. No Initial Election to defer the receipt of shares issuable with respect to Restricted Stock Units that are Performance-Based Compensation shall be effective unless it is filed with the Committee at least six months before the end of the Performance Period during which such Performance-Based Compensation may be earned.

B. Effect of Failure of Vesting Date to Occur. An Election shall be null and void if a Vesting Date with respect to the Restricted Stock Units does not occur before the distribution date for shares issuable with respect to such Restricted Stock Units identified in such Election.
C. Deferral Period. Except as otherwise provided in Section 9D, all shares issuable with respect to Restricted Stock Units that are subject to an Election shall be delivered to the participant (or the participant’s Successor-in-Interest) without any legend or restrictions (except those that may be imposed by the Committee, in its sole judgment, under Section 25G), on the distribution date for such shares designated by the participant on the most recently filed Election. Subject to acceleration or deferral pursuant to Section 9D, no distribution may be made earlier than January 2nd of the third calendar year beginning after the Vesting Date, nor later than January 2nd of the eleventh calendar year beginning after the Vesting Date. The distribution date may vary with each separate Election.
D. Additional Elections. Notwithstanding anything in this Section 9D to the contrary, no Subsequent Election shall be effective until 12 months after the date on which such Subsequent Election is made.
(i)	Each active participant who has previously made an Initial Election to defer a distribution of part or all of his or her Account, or who, pursuant to this Section 9D(i) has made a Subsequent Election to defer the distribution date for shares issuable with respect to Restricted Stock Units for an additional period from the originally-elected distribution date, may elect to defer the distribution date for a minimum of five and a maximum of ten additional years from the previously-elected distribution date, by filing a Subsequent Election with the Committee on or before the close of business at least one year before the date on which the distribution would otherwise be made.
(ii)	A deceased participant’s Successor-in-Interest may elect to: (A) file a Subsequent Election to defer the distribution date for the deceased participant’s shares issuable with respect to Restricted Stock Units for five additional years from the date a distribution would otherwise be made; or (B) file an Acceleration Election to accelerate the distribution date for the deceased participant’s shares issuable with respect to Restricted Stock Units from the date a distribution would otherwise be made to a date that is as soon as practicable following the deceased participant’s death. A Subsequent Election must be filed with the Committee at least one year before the date on which the distribution would otherwise be made, as reflected on the deceased participant’s last Election. An Acceleration Election pursuant to this Section 9D(ii) must be filed with the Committee as soon as practicable following the deceased participant’s death, as determined by the Committee.

(iii)	A Disabled participant may elect to accelerate the distribution date of the Disabled participant’s shares issuable with respect to Restricted Stock Units from the date a distribution would otherwise be made to a date that is as soon as practicable following the date the Disabled participant became disabled. An Acceleration Election pursuant to this Section 9D(iii) must be filed with the Committee as soon as practicable following the date the participant becomes Disabled, as determined by the Committee.
(iv)	A retired participant may elect to defer the distribution date of the retired participant’s shares issuable with respect to Restricted Stock Units for five additional years from the date a distribution would otherwise be made. A Subsequent Election must be filed with the Committee at least one year before the date on which the distribution would otherwise be made, as reflected on the retired participant’s last Election.
E. Discretion to Provide for Distribution in Full Upon or Following a Change of Control. To the extent permitted by Section 409A, in connection with a Change of Control, and for the 12-month period following a Change of Control, the Committee may exercise its discretion to terminate the deferral provisions of the Plan and, notwithstanding any other provision of the Plan or the terms of any Initial Election or Subsequent Election, distribute the Account of each participant in full and thereby effect the revocation of any outstanding Initial Elections or Subsequent Elections.
F. Hardship. Notwithstanding the terms of an Initial Election or Subsequent Election, if, at the participant’s request, the Committee determines that the participant has incurred a Hardship, the Committee may, in its discretion, authorize the immediate distribution of all or any portion of the participant’s Account and thereby effect the revocation of any outstanding Initial Elections or Subsequent Elections with respect to the portion of the participant’s account so distributed.
G. Separation from Service. Notwithstanding the terms of an Initial Election or Subsequent Election, if the Committee determines that the participant has incurred a separation from service, as defined in Treasury Regulations section 1.409A-1(h), the Committee may, in its discretion authorize the immediate distribution of all or any portion of the participant’s Account and thereby effect the revocation of any outstanding Initial Elections or Subsequent Elections with respect to the portion of the participant’s account so distributed..
H. Other Acceleration Events. To the extent permitted by Section 409A, notwithstanding the terms of an Initial Election or Subsequent Election, distribution of all or part of a participant’s Account may be made:
(i)	To fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code) to the extent permitted by Treasury Regulations section 1.409A-3(j)(4)(ii) or any successor provision of law).
(ii)	To the extent necessary to comply with laws relating to avoidance of conflicts of interest, as provided in Treasury Regulation section 1.409A-3(j)(4)(iii) (or any successor provision of law).

(iii)	To pay employment taxes to the extent permitted by Treasury Regulation section 1.409A-3(j)(4)(vi) (or any successor provision of law).
(iv)	In connection with the recognition of income as the result of a failure to comply with Section 409A, to the extent permitted by Treasury Regulation section 1.409A-3(j)(4)(vii) (or any successor provision of law).
(v)	To pay state, local or foreign taxes to the extent permitted by Treasury Regulation section 1.409A-3(j)(4)(xi) (or any successor provision of law).
(vi)	In satisfaction of a debt of a participant to the Company where such debt is incurred in the ordinary course of the service relationship between the participant and the Company, to the extent permitted by Treasury Regulation section 1.409A-3(j)(4)(xiii) (or any successor provision of law).
(vii)	In connection with a bona fide dispute as to a participant’s right to payment, to the extent permitted by Treasury Regulation section 1.409A-3(j)(4)(xiv) (or any successor provision of law).
I. Book Accounts. An Account shall be established for each participant who makes an Election. Deferred Stock Units shall be credited to the Account as of the date of the Election, provided that the Election satisfies the requirements of Section 9A(ii) or Section 9D, if applicable. Each Deferred Stock Unit will represent a hypothetical share of Common Stock credited to the Account in lieu of delivery of each share to which the Election applies.
J. Crediting of Income, Gains and Losses on Accounts. The value of a participant’s Account as of any date shall be determined as if it were invested in the Company Stock Fund.
K. Participants’ Status as General Creditors. A participant’s right to delivery of shares subject to an Election under this Section 9 shall at all times represent the general obligation of the Company. The participant shall be a general creditor of the Company with respect to this obligation, and shall not have a secured or preferred position with respect to such obligation. Nothing contained in the Plan or a Grant shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind. Nothing contained in the Plan or a Grant shall be construed to eliminate any priority or preferred position of a participant in a bankruptcy matter with respect to claims for wages.

L. Non-Assignability, Etc. The right of a participant to receive shares subject to an Election under this Section 9 shall not be subject in any manner to attachment or other legal process for the debts of such participant; and no right to receive shares or cash payments hereunder shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.
M. Required Suspension of Payment of Benefits. Notwithstanding any provision of the Plan or any participant’s election as to the date or time of payment of any benefit payable under the Plan, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to the participant upon or following his separation from service, then notwithstanding any other provision of this Plan, any such payments that are otherwise due within six months following the participant’s separation from service will be deferred and paid to the participant in a lump sum immediately following that six month period.
N. Defined Terms.
(i)	“Acceleration Election” means a written election on a form provided by the Committee, pursuant to which a Deceased participant’s Successor-in-Interest or a Disabled participant elects to accelerate the distribution date of shares issuable with respect to Restricted Stock Units.
(ii)	“Account” means unfunded bookkeeping accounts established and maintained by the Committee in the names of the respective participants to which Deferred Stock Units, dividend equivalents and earnings on dividend equivalents shall be credited with respect to the portion of the Account allocated to the Company Stock Fund.
(iii)	“Change of Control” shall have the meaning provided in Treasury Regulations section 1.409A-3(i)(5).
(iv)	“Company Stock Fund” means a hypothetical investment fund pursuant to which Deferred Stock Units are credited with respect to a portion of a Grant subject to an Election.
(v)	“Deferral Eligible Employee” means a participant who is awarded Restricted Stock Units by the Committee.
(vi)	“Deferred Stock Units” means the hypothetical shares of Common Stock credited to an Account in lieu of delivery of each share to which an Election applies.
(vii)	“Disability” shall have the meaning ascribed in Section 22(e)(3) of the Code .
(viii)	“Election” means, as applicable, an Initial Election, a Subsequent Election, or an Acceleration Election.

(ix)	“Hardship” means an “unforeseeable emergency,” as defined in Section 409A. The Committee shall determine whether the circumstances of the participant constitute an unforeseeable emergency and thus a Hardship. Following a uniform procedure, the Committee’s determination shall consider any facts or conditions deemed necessary or advisable by the Committee, and the participant shall be required to submit any evidence of the participant’s circumstances that the Committee requires. The determination as to whether the participant’s circumstances are a case of Hardship shall be based on the facts of each case; provided however, that all determinations as to Hardship shall be uniformly and consistently made for all participants in similar circumstances.
(x)	“Initial Election” means a written election on a form provided by the Committee, pursuant to which a participant: (i) elects, within the time or times specified in Section 9A, to defer the distribution date of shares issuable with respect to Restricted Stock Units; and (ii) designates the distribution date of such shares.
(xi)	“Outside Director” means any individual who serves as a member of the Board of Directors of the Company and who is neither (i) an employee of the Company, (ii) the beneficial owner of 10% or more of the outstanding Common Stock of the Company (a “Significant Holder”), or (iii) a stockholder, member or partner of any entity which itself is a Significant Holder.
(xii)	“Subsequent Election” means a written election on a form provided by the Committee, filed with the Committee in accordance with Section 9D, pursuant to which a participant: (i) elects, within the time or times specified in Section 9A, to further defer the distribution date of shares issuable with respect to Restricted Stock Units; and (ii) designates the distribution date of such shares.
(xiii)	“Successor-in-Interest” means the estate or beneficiary to whom the right to payment under the Plan shall have passed by will or the laws of descent and distribution.
(xiv)	“Vesting Date” means the date on which the restrictions imposed on a share issuable with respect to a Restricted Stock Unit lapse.
6. Section 17 of the Plan shall be amended in its entirety to read as follows:
17. Withholding
A. Taxes. Subject to the rules of Section 17B, the Company shall be entitled, if necessary or desirable, to withhold the amount of any tax, charge or assessment attributable to any Vesting Date, issuance of or lapse of restrictions with respect to other shares pursuant to Grants under the Plan, making of any other payments pursuant to Grants under the Plan or distribution of all or any part of a participant’s Account. The Company shall not be required to deliver shares or other amounts payable with respect to any Grants or distribute a participant’s Account until it has been indemnified to its satisfaction for any such tax, charge or assessment.

B. Payment of Tax Liabilities; Election to Withhold Shares or Pay Cash to Satisfy Tax Liability.
(i)	In connection with the occurrence of a Vesting Date, issuance of other shares or making of other payments pursuant to Grants under the Plan, the lapse of any restrictions with respect to Restricted Stock issued under the Plan or the distribution of a participant’s Account, the Company shall have the right to (A) require the participant to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for shares or the making of any such payment or distribution, or (B) take any action whatever that it deems necessary to protect its interests with respect to tax liabilities. The Company’s obligation to make any delivery or transfer of shares or other payment or distribution with respect to Grants under the Plan shall be conditioned on the participant’s compliance, to the Company’s satisfaction, with any withholding requirement.
(ii)	Except as otherwise provided in this Section 17B(ii), any tax liabilities incurred in connection with the occurrence of a Vesting Date, issuance of other shares or making of any payment pursuant to Grants under the Plan, the lapse of any restrictions with respect to Restricted Stock or the distribution of a participant’s Account shall, to the extent such liabilities cannot be satisfied in full by withholding cash payable in connection with such event, be satisfied by the Company’s withholding a portion of any shares to be so distributed or issued having a Fair Market Value approximately equal to the minimum amount of taxes required to be withheld by the Company under applicable law, unless otherwise determined by the Committee with respect to any participant. Notwithstanding the foregoing, the Committee may permit a participant to elect one or both of the following: (A) to have taxes withheld in excess of the minimum amount required to be withheld by the Company under applicable law; provided that the participant certifies in writing to the Company at the time of such election that the participant owns Other Available Shares (as defined below) having a Fair Market Value that is at least equal to the amount to be withheld by the Company in payment of withholding taxes in excess of such minimum amount; and (B) to pay to the Company in cash all or a portion of the taxes to be withheld in connection with such Vesting Date, issuance of other shares or making of any payment pursuant to Grants under the Plan, lapse of restrictions on

Restricted Stock or Account distribution. In all cases, any shares so withheld by the Company shall have a Fair Market Value that does not exceed the amount of taxes to be withheld minus the cash payment, if any, made by the participant or withheld from an Account distribution or other payment. Any election pursuant to this Section 17B(ii) must be in a writing made prior to the date specified by the Committee, and in any event prior to the date the amount of tax to be withheld or paid is determined. An election pursuant to this Section 17B(ii) may be made only by a participant or, in the event of the participant’s death, by the participant’s legal representative. Shares withheld pursuant to this Section 17B(ii) shall be available for subsequent grants under the Plan. The Committee may add such other requirements and limitations regarding elections pursuant to this Section 17B(ii) as it deems appropriate.
(iii) “Other Available Shares” shall mean, as of any date, the sum of:
(a)	the total number of shares owned by a participant or such participant’s Family Member (as defined below) that were not acquired by such participant or such participant’s Family Member pursuant to the Plan or otherwise in connection with the performance of services to the Company; plus

(b)	the excess, if any of:
(A)	the total number of shares owned by a participant or such participant’s Family Member other than the shares described in Section 6A(iii)(e)(A); over

(B)	the sum of:
(I)	the number of such shares owned by such participant or such participant’s Family Member for less than six months; plus
(II)	the number of such shares owned by such participant or such participant’s Family Member that has, within the preceding six months, been the subject of a withholding certification pursuant to Section 17; plus

(III)	the number of such shares owned by such participant or such participant’s Family Member that has, within the preceding six months, been received in exchange for shares surrendered as payment, in full or in part, but only to the extent of the number of shares surrendered; plus
(IV)	the number of such shares owned by such participant or such participant’s Family Member as to which evidence of ownership has, within the preceding six months, been provided to the Committee in connection with the crediting of “Deferred Stock Units” (as defined in Section 9N) to such participant’s Account.
For purposes of this Section 17B(iii), a share that is subject to a deferral election shall not be treated as owned by a participant until all conditions to the delivery of such share have lapsed.
(iv)	“Family Member” shall mean any child, grandchild, parent, grandparent, including in each case adoptive relationships, stepchild, spouse, a trust in which these persons and the participant collectively have more than fifty percent of the beneficial interest and any other entity in which these persons and the participant collectively own more than fifty percent of the voting interests.
IN WITNESS WHEREOF, the Company has authorized its duly appointed officers to execute this First Amendment to the Plan this 29th day of April, 2009.

eResearchTechnology, Inc.
By:	/s/ Keith D. Schneck
	Name:	Keith D. Schneck
	Title:	Executive Vice President and Chief Financial Officer